LIVE ENTERTAINMENT INC.



















                                FISCAL 1995

               CORPORATE INCENTIVE CASH COMPENSATION PROGRAM




                               MARCH 6, 1995
















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                              I.  Background

For the past few years LIVE Entertainment Inc. has had in place Incentive Cash Compensation Programs that were designed to reward employees with year end cash payments based upon a combination of individual performance and company profitability. We believe that those prior Programs accomplished their goals and recommend that a similar program be adopted for 1995. This Report is organized in the following manner:

     1.   Goals of Fiscal 1995 LIVE Corporate Incentive Cash
          Compensation Program (the "1995 LIVE Program").
     2.   Suggested 1995 LIVE Program.
     3.   Expected Costs of the 1995 LIVE Program.
     4.   Miscellaneous Provisions of the 1995 LIVE Program.

A discussion of the various elements of the 1995 LIVE Program follows.

                      II.  Goals of 1995 LIVE Program

We believe that the goals of the 1995 LIVE Program should be the same as they were in past Programs, namely:

     1. To focus employee attention and energy on achieving targeted profitability.

     2. To provide direct linkage between results and rewards and thereby incent employees to improve performance.

     3. To cover all employees of LIVE other than those who are eligible to receive sales commissions.

     4. To be able to budget for bonuses at the beginning of the fiscal year, rather than the end.

     5. To create a stronger sense of the "team" by making LIVE's profit performance a part of everyone's bonus.

We believe that the 1995 LIVE Program supports the above-stated goals.

                     III.  Suggested 1995 LIVE Program

                        A.  Basis for Bonus Grants

As with prior Programs, we suggest that bonus awards be made based on a percentage of the actual base salary of the particular individual at the end of fiscal 1995 (as opposed to base salary at the beginning of the year or actual salary paid over the course of the year).

We suggest that the bonus amounts be broken down as a percentage of salary as follows, compared to what those percentages were for the 1994 LIVE Program:

Management               Suggested 1995 Program        Actual 1994
Program
Level                    "At Plan" Bonus Percentage    "At Plan"
Bonus Percentage

CEO                      Not Eligible                  15%
EXECUTIVE VICE PRESIDENT 13%                      12%
SENIOR VICE PRESIDENT    11%                      10%
VICE PRESIDENT           10%                      9%
DIRECTOR                 9%                       8%
MANAGER                  5%                       5%
NON-EXEMPT EMPLOYEES     One and one-half
                          weeks of base salary         One week of
base salary


                         B.  Allocation of Bonuses

                          i.  Performance Factors

We suggest that an individual's bonus potential be allocated among the following performance factors (the allocations are the same as they were for the 1994 Program):

     1.   Executive Vice Presidents and Senior Vice Presidents
          a.   Unit Profit - 100%

     2.   Vice Presidents and Directors
          a.   Unit Profit - 80%
          b.   Individual Performance (based
               on formal performance evaluation) - 20%

     3.   Managers
          a.   Unit Profit - 50%
          b    Individual Performance (based
               on formal performance evaluation) - 50%

     4.   Non-Exempt Employees
          a.   Unit Profit - 100%

                       ii.  Thresholds and Maximums

The percentages described in Section III(A) above show amounts, as a percentage of base salary, that an individual can receive once "Plan" is achieved. The purpose of this Section III(B)(ii) is to identify, for specific targets, what those "at Plan" amounts are and what maximum amounts would be awardable for superior performance. Except where identified in this Section III(B)(ii), the targets and percentages set forth below are identical to the targets and percentages in the 1994 Program.

     1.   Unit Profit Target (all except non-exempt employees)
          a. Threshold - 80% of "At Plan" bonus awardable at 80% of Plan (in 1994 Program, "At Plan" bonus was awardable at 95% of Plan).
          b.   Maximum -
               i. Executive Vice Presidents - an additional .54% of base salary is awardable for each 1% increase in profitability above 100% of Plan, with the maximum bonus (40% of base salary) awardable at 150% of Plan and above.
               ii. Senior Vice Presidents - an additional .38% of base salary is awardable for each 1% increase in profitability above 100% of Plan, with the maximum bonus (30% of base salary) awardable at 150% of Plan and above.
               iii. Vice Presidents - an additional .2% of base
                    salary is awardable for each 1% increase in profitability above 100% of Plan, with the maximum bonus (20% of base salary) awardable at 150% of Plan and above.
               iv. All other non-exempt - an additional 1% of the "at Plan" bonus is awardable for each 1% increase in profitability above 100% of Plan, with the maximum bonus (150% of "at Plan" amount) awardable at 150% of Plan and above.

(in 1994 Program, maximum bonus for all employees was 1.5 times "at Plan" amount, and maximum was awardable at 133% of Plan).

     2.   Unit Profit Target (non-exempt employees)
          a. Threshold - One week base salary awardable at 80% of Plan (in 1994 Program, one week salary was awardable at 95% of Plan).
          b. At Plan - an additional one-half week base salary awardable at 100% of Plan.
          c. Maximum - an additional one-half week of base salary is awardable if LIVE exceeds 115% of its planned profit goal.

     3.   Individual Performance Target
          a. "Meets Expectations" - Individual receives "at Plan" amount
          b. "Greatly Exceeds Expectations" - Individual receives 150% of "at Plan" amount.
          c. "Exceeds Expectations" - Individual receives 125% of "at Plan" amount.
          d.   "Misses Expectations" - Individual receives no
               bonus for the "Individual Performance" target.
          e.   "Unsatisfactory" - No bonus at all; unsatisfactory
               performance will disqualify an employee from
               receiving any bonus under the 1995 LIVE Program.

                    iii.  1995 LIVE Program Parameters

Using the 1995 LIVE Program design as suggested in this Section III, Management Levels and bonus amounts for the current employees of LIVE who are not eligible to receive sales commissions are shown in the attached Exhibit A. That Exhibit shows both current base salaries and year end base salaries as projected by the 1995 Business Plan.

                                IV.  Costs

The most important element of the 1995 LIVE Program is its cost to LIVE. Under the 1995 LIVE Program as suggested in Section III above, using the information contained in Exhibit A, and assuming that LIVE meets its 1995 profit goal and that each bonus eligible employee meets their planned performance goals, a total of approximately $500,000 would be paid in bonuses in early 1996. "At Plan" bonuses would be 3.89% of operating profits, and incremental bonuses would be 14.74% of incremental operating profits. We believe that it is appropriate to allocate the above percentages of Company profits to bonuses under the 1995 LIVE Program.

LIVE's 1995 Business Plan includes $550,000 for corporate bonuses. This is approximately $50,000 less than the bonuses that would be awarded under the 1995 LIVE Program if LIVE's performance in 1995 reached planned levels. We believe that as a result of turnover, the performance review process and overall expense management in general, actual year end bonuses under the 1995 LIVE Program will be equal to or less than budgeted amounts, unless, of course, 1995 operating profit exceeds planned levels, in which event bonuses under the 1995 LIVE Program also will exceed planned levels.

                       V.  Miscellaneous Provisions

                             A.   Basic Rules

In addition to the other provisions of the 1995 LIVE Program discussed in this Report, the following basic rules should apply to the 1995 LIVE Program (except where identified, all of the following rules are identical to the rules for the 1994 Program):

     1. Subject to the provisions of Section V(A)(6) below, and notwithstanding any other provision of the 1995 LIVE Program, if LIVE does not achieve 80% of its profit plan, no bonuses would be payable pursuant to the 1995 LIVE Program (in 1994 Program, bonuses could be awarded if LIVE achieved 95% of its profit plan).

     2. When a person moves from one Management Level to another, bonus potential should be prorated based upon the portion of year the person was in each job. The pro ration should be calculated as of the month ending closest to the effective date of the promotion/transfer.

     3. For all except non-exempt employees, when a person enters a bonus eligible position in the middle of the year, bonus potential should be prorated based upon the portion of the year the person was in the bonus eligible job.
          The pro ration should be calculated as of the month ending closest to the effective date of the hiring/promotion/transfer. No pro ration will be made for the bonuses of non-exempt employees, provided they have met the minimum service requirement identified in paragraph 4 below.

     4. Except for individuals transferring from one bonus eligible position into another, an individual hired or promoted into a bonus eligible position should hold such position for three (3) months prior to the fiscal year end to be eligible for a bonus for the new position.

     5. Individuals who (a) are no longer employed by LIVE at the end of the fiscal year, (b) who have given notice of their resignation before the fiscal year end, (c) who are transferred out of a bonus eligible position prior to the end of the fiscal year, or (d) who have in their personnel file a current written warning stating that unless their work performance improves, they will face termination of employment on or before January 31, 1996, should not be eligible for a bonus under the 1995 LIVE Program.

     6.   Notwithstanding any other provision of the 1995 LIVE
          Program, LIVE's Chief Executive Officer would retain discretion to modify bonus grants based on performance and/or extraordinary factors.

     7. The profit target should be calculated using operating income before interest and amortization of goodwill and covenants and excluding (a) extraordinary items, and (b) any reduction for bonuses pursuant to the 1995 LIVE Program.

     8. Bonus payments should be paid in cash as soon as possible after the close of the fiscal year and the approval of LIVE's financial statements by its auditors or such earlier date as may be approved by LIVE's Chief Executive Officer.

                             B.  Communication

If the 1995 LIVE Program is adopted, we recommend that each employee be sent a summary of the Program; an example of such a summary is attached to this Report as Exhibit B. A summary also would be sent to employees who are promoted/hired into bonus eligible positions during the course of the fiscal year.

The theory behind bonus programs is that they are effective as incentives only if they can be understood. We believe that the suggested communication process would assist in that understanding.

                              VI.  Conclusion

We believe that the 1995 LIVE Program described in this Report will accomplish the goals set forth in Section II, the most important of which is to have a bonus program that acts as a true incentive to improve performance.